Exhibit 99.1

IMS Health Delivers Double-Digit Revenue Gains For Fourth Quarter, Full-Year 2007

Reports Strong 4Q Cash Flow; EPS Exceeds Analysts’ Consensus

NORWALK, Conn.--(BUSINESS WIRE)--IMS Health (NYSE: RX), the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries, today announced fourth-quarter 2007 revenue of $605.9 million, up 11 percent or 6 percent on a constant-dollar basis, compared with revenue of $543.5 million for the fourth quarter of 2006.

“I am pleased with our fourth-quarter performance, which reflects very strong demand for our consulting capabilities, exceptional cash flow and solid execution by our teams worldwide,” said David R. Carlucci, IMS chairman and chief executive officer. “We are moving forward on our actions to more effectively align our resources to capture new opportunities and accelerate operational efficiencies in a demanding healthcare marketplace. IMS continues to focus on areas essential to our clients as a critical partner in helping them understand market dynamics, manage brands and optimize performance, and we’re well positioned for the future.”

The company also announced its financial guidance for the 2008 full year. Constant-dollar revenue is expected to grow 6 – 9 percent this year, with constant-dollar operating income growth at or above that rate. Diluted earnings per share is expected to be in the $1.70 – $1.76 range.

Operating income in the fourth quarter of 2007, including the previously announced restructuring charge of $88.7 million, was $47.0 million compared with $125.7 million in the year-earlier period. When adjusted for the restructuring charge, operating income for the 2007 fourth quarter would have been $135.7 million (See Note c to the financial tables).

Fourth-quarter 2007 diluted earnings per share was $0.09 on a GAAP basis, compared with $0.32 in the prior-year quarter. The restructuring charge of $88.7 million reduced fourth-quarter earnings per share by $0.32. When adjusted for this item, and the phasing of tax benefits and foreign exchange hedge gains and losses, earnings per share on a non-GAAP basis for this year’s fourth quarter would have been $0.43 (See Note c to the financial tables).

Net income on a GAAP basis also reflects the restructuring charge and was $18.0 million in the fourth quarter, compared with $65.5 million in the year-earlier quarter. When adjusted for this item, and the phasing of tax benefits, tax provisions, and foreign exchange hedge gains and losses, net income on a non-GAAP basis for the 2007 fourth quarter would have been $83.4 million, an increase of $2.2 million (See Note c to the financial tables).

Full-Year Results

For the 2007 full year, revenues were $2,192.6 million, up 12 percent or 8 percent constant dollar, compared with revenue of $1,958.6 million in 2006. Operating income for 2007 was $393.3 million, compared with $444.2 million in 2006. Operating income for 2007 included the $88.7 million restructuring charge taken in the fourth quarter. When adjusted for the restructuring charge, operating income for the 2007 full year would have been $482.0 million (See Note c to the financial tables).

For the 2007 full year, diluted earnings per share on a GAAP basis was $1.18, compared with $1.53 a year earlier. In addition to the restructuring charge in the fourth quarter of 2007, earnings per share for 2007 also included a tax charge in the third quarter. When adjusted for these items, on a non-GAAP basis, earnings per share for 2007 would have been $1.53, $0.12 above diluted earnings per share on a non-GAAP basis of $1.41 in 2006 (See Note c to the financial tables).

Net income on a GAAP basis was $234.0 million, compared with $315.5 million in 2006. In addition to the restructuring charge in the fourth quarter of 2007, net income for 2007 also included a tax charge in the third quarter. When adjusted for these items, on a non-GAAP basis, net income for 2007 would have been $304.3 million (See Note c to the financial tables).

Preliminary net cash provided by operating activities on a GAAP basis was $467.1 million. Preliminary free cash flow on a non-GAAP basis for the full-year 2007 was $283.4 million (See Note d to the financial tables).

Balance Sheet Highlights

IMS’s cash and cash equivalents as of December 31, 2007 totaled $218.2 million, compared with $157.3 million on December 31, 2006. Total debt as of December 31, 2007 was $1,203.2 million, up from $975.4 million at the end of 2006, due to borrowings in connection with 2007 share repurchases and acquisitions.

Share Repurchase Program, Shares Outstanding

During the fourth quarter, 3.3 million shares were repurchased at a total cost of $79.7 million, completing the 10 million share repurchase program authorized by the Board of Directors in December, 2006. Shares repurchased in 2007 totaled 16.4 million shares at a cost of $472.5 million. The impact of the share repurchase program was an EPS benefit of $0.01 per share in 2007 compared to slightly less than $0.08 per share in 2006.

The number of shares outstanding as of December 31, 2007 was approximately 191.2 million, compared with 200.7 million as of December 31, 2006.

About IMS

Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $2.2 billion in 2007 revenue and more than 50 years of industry experience, IMS offers leading-edge market intelligence products and services that are integral to clients’ day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed care and consumer health offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

Conference Call and Webcast Details

IMS will host a conference call at 8:00 a.m. ET today to discuss its fourth-quarter and full-year results. To participate, please dial 1-800-768-3350 (U.S. and Canada) or 1-212-231-2905 (outside the U.S. and Canada) approximately 15 minutes before the scheduled start of the call. The conference call also will be accessible live on the Investor Relations section of the IMS Website at www.imshealth.com. Prior to the conference call, a copy of this press release and any other financial or statistical information presented during the call will be made available in the “Investors” area of IMS’s Website.

A replay of the conference call will be available online on the “Investors” section of the IMS Website and via telephone by dialing 1-800-633-8284 (U.S. and Canada) or 1-402-977-9140 (outside the U.S. and Canada), and entering access code 21373602 beginning at 10:30 a.m. ET today.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although IMS Health believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of IMS Health to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (ii) regulatory, legislative and enforcement initiatives, particularly in the areas of data access and utilization and tax, (iii) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, (iv) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and joint ventures on satisfactory terms, (v) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, and (vi) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health’s customers operate. Additional information on factors that may affect the business and financial results of the Company can be found in the filings of the company made from time to time with the Securities and Exchange Commission and in note (d) of this press release.

Table 1 IMS Health GAAP Income Statement Three Months Ended December 31 (unaudited, in millions except per share)

	2007 GAAP	2006 GAAP	% Fav (Unfav)	Non-GAAP Constant $ Growth %
Revenue (a)
Sales Force Effectiveness	272.6	257.0	6%	0
Portfolio Optimization	167.7	152.6	10	4
Launch, Brand and Other	165.6	133.9	24	18
Total	605.9	543.5	11	6

Revenue Detail:
Information & Analytics (“I&A”) Revenue	454.6	431.7	5	0
Consulting & Services (“C&S”) Revenue	151.4	111.8	35	28
Total Revenue	605.9	543.5	11	6

Operating Expenses (b)
Operating Costs of I&A	(189.9)	(170.3)	(12)
Direct and Incremental Costs of C&S	(72.4)	(59.9)	(21)
Selling and Administrative	(175.0)	(155.6)	(13)
External-use Software Amortization	(12.8)	(11.1)	(15)
Depreciation and Other Amortization	(20.1)	(20.9)	4
Severance, impairment and other charges	(88.7)	0.0	NM
Merger Costs	0.0	0.0	NM
Total	(559.0)	(417.8)	(34)

Operating Income (a)	47.0	125.7	(63)%	(64)

Interest expense, net	(7.3)	(9.8)	25
Gains (losses) from investments, net	0.0	(0.2)	NM
Other Income (Expense), net	(3.9)	(0.9)	(320)
Pretax Income	35.8	114.8	(69)

Provision for Income Taxes	(17.8)	(49.4)	64
Net Income	18.0	65.5	(73)

Diluted EPS:
Total Diluted EPS	$0.09	$0.32	(72)%

Shares Outstanding:
Weighted Average Diluted	194.5	203.7
End-of-Period Actual	191.2	200.7
Weighted Average Basic	192.4	199.8

The accompanying notes are an integral part of these financial tables.

Table 2 IMS Health GAAP Income Statement Twelve Months Ended December 31 (unaudited, in millions except per share)

	2007 GAAP	2006 GAAP	% Fav (Unfav)	Non-GAAP Constant $ Growth %
Revenue (a)
Sales Force Effectiveness	1,004.6	927.2	8%	5
Portfolio Optimization	627.8	555.6	13	9
Launch, Brand and Other	560.1	475.8	18	13
Total	2,192.6	1,958.6	12	8

Revenue Detail:
Information & Analytics (“I&A”) Revenue	1,710.2	1,599.1	7	3
Consulting & Services (“C&S”) Revenue	482.4	359.5	34	29
Total Revenue	2,192.6	1,958.6	12	8

Operating Expenses (b)
Operating Costs of I&A	(721.4)	(659.8)	(9)
Direct and Incremental Costs of C&S	(237.1)	(188.9)	(25)
Selling and Administrative	(625.9)	(542.5)	(15)
External-use Software Amortization	(48.6)	(43.3)	(12)
Depreciation and Other Amortization	(77.6)	(73.8)	(5)
Severance, impairment and other charges	(88.7)	0.0	NM
Merger Costs	0.0	(6.0)	NM
Total	(1,799.3)	(1,514.4)	(19)

Operating Income (a)	393.3	444.2	(11)%	(12)

Interest expense, net	(29.7)	(35.0)	15
Gains (losses) from investments, net	2.3	2.3	3
Other Income (Expense), net	(16.3)	37.3	NM
Pretax Income	349.6	448.7	(22)

Provision for Income Taxes	(115.6)	(133.2)	13
Net Income	234.0	315.5	(26)

Diluted EPS:
Total Diluted EPS	$1.18	$1.53	(23)%

Shares Outstanding:
Weighted Average Diluted	198.7	206.6
End-of-Period Actual	191.2	200.7
Weighted Average Basic	195.1	202.6

The accompanying notes are an integral part of these financial tables.

Table 3 IMS Health Selected Consolidated Balance Sheet Items (unaudited, in millions)

	Dec. 31, 2007	Dec. 31, 2006

Cash and cash equivalents	$218.2	$157.3

Accounts receivable, net	415.9	367.4

Total long-term debt	1,203.2	975.4

The accompanying notes are an integral part of these financial tables.

Table 4 IMS Health Preliminary GAAP Cash Flows from Operating Activities Twelve Months Ended December 31 (unaudited, in millions)

2007 GAAP

Net Income	$234.0

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation & Amortization	126.3
Bad Debt Expense	3.1
Deferred Income Taxes	(34.5)
Gain from Investments, net	(2.3)
Gain on Sale of Capital Asset, net	(1.3)
Minority Interests in Net Income of Consolidated Companies	7.8
Non-Cash Stock-Based Compensation Charges	35.6
Net Tax Benefit on Stock-Based Compensation	12.3
Excess Tax Benefits from Stock-Based Compensation	(5.1)
Non-Cash Severance, Impairment & Other Charges	13.6

Change in Assets and Liabilities, Excluding Effects from Acquisitions and Dispositions:
Net Increase in Accounts Receivable	(50.5)
Net Increase in Work-In-Process Inventory	(5.8)
Net Increase in Prepaid Expenses & Other Current Assets	(5.9)
Net Increase in Accounts Payable	27.3
Net Increase in Accrued & Other Current Liabilities	4.3
Net Decrease in 2001 & 2003 Accrued Severance, Impairment & Other	(1.9)
Net Decrease in 2004 Accrued Severance, Impairment & Other	(0.2)
Net Increase in 2007 Accrued Severance, Impairment & Other	75.0
Net Decrease in Deferred Revenues	(10.3)
Net Increase in Accrued Income Taxes	40.6
Net Decrease in Pension Assets, net of Liabilities	7.1
Net Increase in Other Long-Term Assets (net of Other Long-Term Liabilities)	(2.1)

Net Cash Provided by Operating Activities (d)	$467.1

The accompanying notes are an integral part of these financial tables.

IMS Health

NOTES TO FINANCIAL TABLES

a) Reference to Constant Dollar Growth (non-GAAP). “Constant-dollar growth (non-GAAP)” rates eliminate the impact of year-over-year foreign currency fluctuations (Tables 1 and 2). IMS reports results in U.S. dollars but does business on a global basis. Exchange rate fluctuations affect the rate at which IMS translates foreign revenues and expenses into U.S. dollars and have important effects on results. In order to illustrate these effects, IMS provides the magnitude of changes in revenues and operating income in constant dollar terms. IMS uses results at constant-dollar rates for purposes of global business decision-making, including developing budgets and managing expenditures. IMS management believes this information, when read together with U.S. GAAP results, facilitates a comparative view of business growth. Constant-dollar rates are not prepared under U.S. GAAP and are not a replacement for the more comprehensive information for investors included in IMS’s U.S. GAAP results. The method IMS uses to prepare constant-dollar rates differs in significant respects from U.S. GAAP and is likely to differ from the methods used by other companies.

b) Operating expenses in 2006 reflect a reclassification between operating costs and selling and administrative expenses to make them comparable with the 2007 presentation.

c) Net income and fully diluted EPS for the three and twelve months ended December 31, 2007 included the following notable items:

  In Severance, impairment and other charges, an $88.7 million restructuring charge ($62.6 million net of taxes, or $0.32 EPS for the three and twelve months ended December 31, 2007) recorded in the three months ended December 31, 2007 to strengthen client-facing operations worldwide, increase the Company’s operating efficiencies and streamline its cost structure in response to healthcare marketplace dynamics.
  In Provision for income taxes, a $7.5 million tax provision ($0.04 EPS impact) recorded in the three months ended September 30, 2007 to revalue net deferred tax assets in Germany as a result of a reduction in the statutory German federal tax rate during the third quarter.
  In Provision for income taxes, a $20.9 million tax benefit during the three months ended March 31, 2007 arising from the settlement of a foreign tax audit and the reorganization of certain subsidiaries. A $5.6 million ($0.03 EPS impact) phasing adjustment was included in the three months ended December 31, 2007 for non-GAAP measures. This quarterly phasing adjustment allowed the effective tax rate to be approximately 31% for each quarter during 2007.
  After adjusting for these items and the phasing of foreign exchange losses ($2.8 million net of taxes, or $0.01 EPS impact for the three months ended December 31, 2007), on a non-GAAP basis, net income and diluted EPS would have been $83.4 million and $304.3 million and $0.43 and $1.53 for the three and twelve months ended December 31, 2007, respectively.

Operating income for the three and twelve months ended December 31, 2007 included the following notable item:

  In Severance, impairment and other charges, an $88.7 million restructuring charge for the three and twelve months ended December 31, 2007 as discussed above.
  After adjusting for this item, on a non-GAAP basis, operating income would have been $135.7 million and $482.0 million for the three and twelve months ended December 31, 2007, respectively.

Net income and fully diluted EPS for the three and twelve months ended December 31, 2006 included the following notable items:

  In Merger costs, $6.0 million ($3.7 million net of taxes, or $0.02 EPS impact) of investment bankers’ fees for the twelve months ended December 31, 2006 due on the receipt of a $45.0 million merger termination payment from The Nielsen Company (“Nielsen”), formerly known as VNU N.V., as discussed below.
  In Other income (expense), net, $45.0 million income ($28.0 million net of taxes, or $0.14 EPS impact) for the twelve months ended December 31, 2006 from a payment received during the second quarter of 2006 from Nielsen associated with the termination of a proposed merger. The merger termination agreement provided that Nielsen would pay IMS $45.0 million in the event Nielsen had a change of control within twelve months of the merger termination; this event occurred in second quarter 2006.
  In Provision for income taxes, a $28.6 million net tax benefit ($0.14 EPS impact) for the twelve months ended December 31, 2006, resulting from a favorable audit settlement with the IRS of certain D&B legacy matters.
  In Provision for income taxes, a $28.7 million net tax benefit in the three months ended March 31, 2006 resulting primarily from a favorable audit settlement with the IRS of the IMS corporate tax audit for years 2000 – 2003. A $9.8 million ($0.05 EPS impact) phasing adjustment was included in the three months ended December 31, 2006 for non-GAAP measures. This quarterly phasing adjustment allowed the effective tax rate to be approximately 29% for each quarter during 2006.
  In Provision for income taxes, a $6.2 million ($0.03 EPS impact) and a $27.7 million tax provision ($0.13 EPS impact) for the three and twelve months ended December 31, 2006, respectively, associated with a reorganization of several of the Company’s subsidiaries.
  After adjusting for these items and the phasing of foreign exchange losses ($0.7 million net of taxes, or less than $0.01 EPS impact for the three months ended December 31, 2006), on a non-GAAP basis, net income and diluted EPS would have been $81.2 million and $290.8 million and $0.40 and $1.41 for the three and twelve months ended December 31, 2006, respectively.

Operating income for the twelve months ended December 31, 2006 included the following notable item:

  In Merger costs, $6.0 million of investment bankers’ fees for the twelve months ended December 31, 2006 due on the receipt of a $45.0 million merger termination payment from Nielsen as discussed above.
  After adjusting for this item, on a non-GAAP basis, operating income would have been $450.2 million for the twelve months ended December 31, 2006.

References are made to results after adjusting certain U.S. GAAP measures to reflect notable items to the extent that management believes adjusting for these items will facilitate comparisons across periods and more clearly indicate trends. Certain non-GAAP measures are those used by management for purposes of global business decision making, including developing budgets and managing expenditures. Any such measures presented on a non-GAAP basis are not prepared under a comprehensive set of accounting rules and are not a replacement for the more comprehensive information for investors included in IMS’s U.S. GAAP results.

d) Reconciliation of Preliminary GAAP Cash Flows from Operating Activities to Non-GAAP Free Cash Flow (unaudited, in millions)

	Net Cash Provided by Operating Activities (unaudited)	$ 467.1

	Capital Expenditures	(61.2)	2
	Additions to Computer Software	(103.9)	2
	Deferred Income Taxes	42.0	3
	Minority Interests in Net Income of Consolidated Companies	(7.8)	4
	Net Tax Benefit on Stock-Based Compensation	(12.3)	5
	Excess Tax Benefits from Stock-Based Compensation	5.1	5
	Net Increase in Accrued Income Taxes	(40.6)	3
	Net Decrease in Pension Assets, net of Liabilities	(7.1)	6
	Net Increase in Other Long-Term Assets (net of Other Long-Term Liabilities)	2.1	6

	Non-GAAP Free Cash Flow (unaudited)	$ 283.4	1

	Notes:
1	Non-GAAP Free Cash Flow excludes certain amounts to the extent that management believes that exclusion will facilitate comparisons across periods and more clearly indicate trends. Although IMS discloses adjusted Non-GAAP Free Cash Flow in order to give a full picture to investors of the operational performance of its business as seen by management, Non-GAAP Free Cash Flow is not prepared under a comprehensive set of accounting rules and is not a replacement for the more comprehensive information for investors included in IMS's U.S. GAAP results. The method IMS uses to prepare Non-GAAP Free Cash Flow differs in significant respects from U.S. GAAP and is likely to differ from the methods used by other companies.

2	Investment in capital assets and software are integral to the ongoing business and operations of the Company and are therefore included as part of Non-GAAP Free Cash Flow.

3

Movements in deferred and accrued income taxes do not necessarily relate directly to current operations and therefore are excluded from Non-GAAP Free Cash Flow, with the exception of $7.5 million which represents a tax provision recorded to revalue net deferred tax assets in Germany as a result of a reduction in the statutory German federal tax rate during the third quarter of 2007. As this was a non-cash tax expense item included in net income, this provision has been added back to Non-GAAP Free Cash Flow.

4	Non-GAAP Free Cash Flow is designed to only include IMS's share of cash from consolidated subsidiaries.

5	Tax benefits from stock-based compensation are excluded from Non-GAAP Free Cash Flow as they are considered to be financing activities.

6	Pension assets and liabilities and other inherently long-term assets and liabilities are not viewed as part of current operations and are therefore excluded from Non-GAAP Free Cash Flow.

Amounts presented in the financial tables may not add due to rounding.

These financial tables should be read in conjunction with IMS Health’s filings previously made or to be made with the Securities and Exchange Commission.

CONTACT:
Investor Relations
Darcie Peck, 203-845-5237
dpeck@imshealth.com
OR
Communications
Gary Gatyas, 610-834-4596
ggatyas@us.imshealth.com